MANAS PETROLEUM CORPORATION
2007 REVISED OMNIBUS PLAN
Adopted and Approved on October 21, 2008

1.  Purposes of the Plan

     The 2007 Revised Omnibus Plan (the “Plan”) maintained by Manas Petroleum Corporation (the “Company”) is intended to promote the growth and general prosperity of the Company by offering incentives to certain eligible persons, selected in accordance with Section 4, who are primarily responsible for the growth of the Company and to attract and retain qualified personnel and thereby benefit its stockholders based on the growth of the Company. Awards granted under the Plan may be: (a) stock options (“Options”) which may be designated as: (i) Incentive Stock Options (“ISOs”) intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), or (ii) Nonqualified Stock Options (“NQSOs”) not intended to so qualify; (b) stock appreciation rights (“SARs”); (c) restricted stock awards (“Restricted Stock”); (d) performance awards (“Performance Awards”); or (e) other forms of stock-based incentive awards, as hereinafter defined (collectively, the “Awards”).

2.  Shares of Stock Subject to the Plan

     The shares of stock (the “Shares”) with respect to which the Awards may be granted shall be the common stock, par value at $0.001, of the Company (“Common Stock”). Shares delivered upon exercise of the Awards, at the election of the Board of Directors of the Company, may be stock that is authorized but previously unissued or stock reacquired by the Company or both. Subject to the provisions of Section 15 of the Plan, the maximum number of shares with respect to which the Awards may be granted under the Plan shall not exceed 20,000,000 shares of Common Stock; provided, however, that such number of shares of Common Stock may also be subject to adjustment, from time to time, at the discretion of the Board of Directors of the Company, subject to all Applicable Laws (as defined below) and stockholder approval, as required. Any Shares subject to an Award under the Plan, which Award for any reason expires or is terminated unexercised as to such Shares, shall again be available for the grant of other Awards under the Plan provided, however, that forfeited Common Stock or other securities shall not be available for further Awards if the Participant (as defined below) under the Plan has realized any benefits of ownership from such Common Stock.

3.  Administration

     The Plan shall be administered initially by the Board of Directors (the “Board”), which may in its discretion designate an Omnibus Committee to administer the Plan. The Board or, if applicable, the Omnibus Committee is referred to as the “Committee”. Subject to the provisions of the Plan and Applicable Laws (as defined below), the Committee shall have full discretion and the exclusive power to:

a)

determine the Participants to whom Options shall be granted, the time when such Options shall be granted, the number of Shares which shall be subject to each Option, the purchase price or exercise price of each Share which shall be subject to each Option, the period(s) during which such Options shall be exercisable (whether in whole or in part), and the other terms and provisions of the respective Options (which need not be identical);

b)	construe the Plan and Options granted hereunder;

c)	prescribe, amend and rescind rules and regulations relating to the Plan; and

d)	make all other determinations necessary or advisable for administering the Plan.

     If and so long as the Common Stock is registered under Section 12(b) or 12(g) of the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Board shall consider in selecting the administrator of the Plan and the membership of any Committee, with respect to any persons subject or likely to become subject to Section 16 of the Exchange Act, the provisions regarding (a) “outside directors” as contemplated by Section 162(m) of the Code, and (b) “Non-Employee Directors” as contemplated by Rule 16b-3 under the Exchange Act.

     Without limiting the foregoing, and subject to the provisions of the Plan and Applicable Laws, the Committee also shall have the authority to require, in its discretion, as a condition of the granting of any Option, that the Participant agree: (i) not to sell or otherwise dispose of Shares acquired pursuant to the Option for a period of one (1) year (unless waived by the Company) following the date of acquisition of such Shares; and (ii) that in the event of termination of directorship or employment (or in case of a consultant or advisor, engagement by Company or any subsidiary corporation or parent corporation of the Company) of Participant, other than as a result of dismissal without cause, such Participant will not, for a period to be fixed at the time of the grant of the Option, enter into any employment or participate directly or indirectly in any business or enterprise which is competitive with the business of the Company or any subsidiary corporation or parent corporation of the Company, or enter into any employment in which such Participant will be called to utilize special knowledge obtained through directorship or employment (or in the case of a consultant or advisor, engagement) with or by the Company or any subsidiary corporation or parent corporation thereof.

     The interpretation of and application by the Committee of any provision of the Plan shall be final and conclusive. The Committee may in its discretion establish such rules and guidelines relating to the Plan, as it may deem desirable.

     The Committee may employ such legal counsel, consultants and agents as it may deem desirable for the administration of the Plan and may rely upon any opinion received from any such counsel or consultant and any computation received from any such consultant or agent. The Committee shall keep minutes of its actions under the Plan.

     No member of the Board of Directors or the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any Awards granted hereunder.

4.  Eligibility

     The individuals who shall be eligible to participate in the Plan shall be directors, officers, employees, consultants and advisors of the Company, or any subsidiary corporation or parent corporation of the Company now existing or hereafter formed or acquired, as the Committee may from time to time determine (each, a “Participant”). A Participant who has been granted an Award in one year shall not necessarily be entitled to be granted Awards in subsequent years.

5.  Listing on the TSX Venture Exchange

(a)

If and for so long as the Company’s Common Stock is listed and posted for trading on the TSX Venture Exchange (the “TSXV”), the provisions of this Section will apply to any Options granted under this Plan, and to the extent that the provisions of this Section are inconsistent with the provisions found in the other Sections of this Plan, the provisions of this Section will prevail.

(b)

The terms “directors”, “employees”, “consultants”, “consultant company” and “management company employee” will have the meanings as defined in the applicable policy of the TSXV. As a condition precedent to the issuance of an Option, the Company must be able to represent to the TSXV as of the grant date that the Option holder is a bona fide employee, consultant or management company employee, as the case may be.

(c)

If and for so long as the Company is listed as a Tier 1 issuer on the TSXV, the following limitations will apply to the Plan and all Options granted under the Plan so long as such limitations are required by the TSXV:

i.

the maximum number of Options which may be granted to any one Participant under the Plan within any 12 month period shall be 5% of the Shares that are outstanding (on a non-diluted basis) immediately prior to the grant of Option in question (the “Outstanding Issue”);

	ii.	with respect to Section (i), above, the expiry date of an Option shall be no later than the tenth anniversary of the grant date of such Option;

	iii.	the maximum number of Options which may be granted to any one consultant within any 12 month period must not exceed 2% of the Outstanding Issue; and

	iv.	the maximum number of Options which may be granted within any 12 month period to employees or consultants engaged in investor relations activities must not exceed 2% of the Outstanding Issue,

and such limitations will not be an amendment to this Plan requiring the consent of Participants under the Plan.

(d)

If and for so long as the Company is listed as a Tier 2 issuer on the TSXV, the following limitations will apply to the Plan and all Options granted under the Plan so long as such limitations are required by the TSXV:

	i.	the maximum number of Options which may be granted to any one Option holder under the Plan within any 12 month period shall be 5% of the Outstanding Issue;

	ii.	with respect to Section (i), above, the expiry date of an Option shall be no later than the fifth anniversary of the grant date of such Option;

	iii.	the maximum number of Options which may be granted to any one consultant within any 12 month period must not exceed 2% of the Outstanding Issue; and

iv.

the maximum number of Options which may be granted within any 12 month period to employees or consultants engaged in investor relations activities must not exceed 2% of the Outstanding Issue, and such options must vest in stages over 12 months with not more than 25% of the Options vesting in any three month period;

and such limitations will not be an amendment to this Plan requiring the consent of Participants under the Plan.

(e)

If required by a regulatory authority or by the Committee, this Plan may be made subject to the approval of a majority of the votes cast at a meeting of the stockholders of the Company or by a majority of votes cast by disinterested stockholders at a meeting of stockholders of the Company. Any Options granted under this Plan prior to such time will not be exercisable or binding on the Company unless and until such stockholder approval is obtained.

(f)

The exercise price at which a Participant may purchase a Share upon the exercise of an Option shall be determined by the Committee and shall be set out in the Option agreement issued in respect of the Option. The exercise price shall not be less than the Market Value, as determined below, of the Shares as of the grant date. Notwithstanding anything else contained herein, in no case will the Market Value be less than the minimum prescribed by each of the organized trading facilities that would apply to the Company on the grant date in question. The Market Value of the Shares for a particular grant date shall be determined as follows:

i.

for each organized trading facility on which the Shares are listed, the Market Value will be the closing trading price of the Shares on the day immediately preceding the grant date, and may be less than this price if it is within the discounts permitted by the applicable regulatory authorities;

ii.

if the Company’s Shares are listed on more than one organized trading facility, the Market Value shall be the Market Value as determined in accordance with subparagraph (i) above for the primary organized trading facility on which the Shares are listed, as determined by the Committee, subject to any adjustments as may be required to secure all necessary regulatory approvals;

iii.

if the Company’s Shares are listed on one or more organized trading facilities but have not traded during the ten trading days immediately preceding the grant date, then the Market Value will be, subject to any adjustments as may be required to secure all necessary regulatory approvals, such value as is determined by the Committee; and

iv.

if the Company’s Shares are not listed on any organized trading facility, then the Market Value will be, subject to any adjustments as may be required to secure all necessary regulatory approvals, such value as is determined by the Committee to be the fair value of the Shares, taking into consideration all factors that the Committee deems appropriate, including, without limitation, recent sale and offer prices of the Shares in private transactions negotiated at arms’ length.

(g)	The exercise price of an Option must be paid in cash.

(h)

Options and Shares will be subject to all applicable trading restrictions in effect pursuant to Applicable laws and the Company shall be entitled to legend any Option certificates and the certificates representing such Shares accordingly, including TSXV hold periods, as applicable.

(i)

In the event of the Participant’s death, any Options held by such Participant shall pass to the personal representative (being the executor or administrator of the deceased option holder, duly appointed by a court or public authority having jurisdiction to do so) of the Participant and shall be exercisable by the personal representative on or before the date which is the earlier of twelve months following the date of death and the applicable expiry date.

(j)

If at the time the exercise price of an Option is reduced, the Participant is an Insider (as defined in Applicable Laws) of the Company, the Insider must not exercise the option at the reduced exercise price until the reduction in exercise price has been approved by the disinterested stockholders of the Company.

(k)

If and for so long as the Company is listed as a Tier 2 issuer on the TSXV, the following requirements will apply to the Plan and all Options granted under the Plan so long as such requirements are mandated by the TSXV:

i.

Options granted to any Participant who is a director, employee, consultant or management company employee must expire within 90 days after the Participant ceases to be in at lease one of those categories; and

	ii.	Options granted to any Participant who is engaged in investor relations activities must expire within 30 days after the Participant ceases to be employed to provide investor relations activities.

(l)	The Company must obtain disinterested stockholder approval of any Options granted under the Plan if the result at any time would be:

	i.	the number of shares of Common Stock reserved for issuance with respect to Options granted to Insiders (as defined under Applicable Laws) would exceed ten percent (10%) of the Outstanding Issue; or

	ii.	the issuance to Insiders, within a one year period, would result in a number of shares of Common Stock issued to Insiders exceeding ten percent (10%) of the Outstanding Issue; or

iii.

or, in the case that the Company is a Tier 1 issuer only, the issuance to any one Participant, within a one year period, a number of shares of Common Stock that would exceed five percent (5%) of the Outstanding Issue.

(m)

If the Company is a Tier 2 issuer listed on the TSXV, and has more than 10% of its issued shares of common stock reserved for issuance under a fixed number plan, the Committee will set a vesting schedule for all Options granted under the Plan at the time of grant. The vesting schedule will permit vesting over a period of a minimum of 18 months, and such vesting schedule will not be structured so that the majority of the Shares are released early in the vesting period rather than equally on a quarterly basis.

6. Stock Options

     The Committee may grant Options, as follows, which may be designated as (i) NQSOs or (ii) ISOs intended to qualify under Code Section 422:

(a)

Nonqualified Stock Options. An NQSO is a right to purchase a specified number of shares of Common Stock during such specified time as the Committee may determine, not to exceed ten (10) years, at a price determined by the Committee that, unless deemed otherwise by the Committee, is not less than the fair market value of the Common Stock on the date the option is granted.

(i)

The purchase price of the Common Stock subject to the NQSO may be paid in cash. At the discretion of the Committee, the purchase price may also be paid by the tender of Common Stock or through a combination of Common Stock and cash or through such other means as the Committee determines are consistent with the Plan’s purpose and applicable law. No fractional shares of Common Stock will be issued or accepted.

(ii)

Without limiting the foregoing, to the extent permitted by law, (including relevant state law), (A) the Committee may agree to accept, as full or partial payment of the purchase price of Common Stock issued upon the exercise of the NQSO, a promissory note of the person exercising the NQSO evidencing the person’s obligation to make future cash payments to the Company, which promissory note shall be payable as determined by the Company (but in no event later than five (5) years after the date thereof), shall be secured by a pledge of the shares of Common Stock purchased and shall bear interest at a rate established by the Committee and (B) the Committee may also permit the person exercising the NQSO, either on a selective or aggregate basis, to simultaneously exercise the NQSO and sell the shares of Common Stock acquired, pursuant to a brokerage or similar arrangement approved in advance by the Committee, and use the proceeds from sale as payment of the Purchase price of such Common Stock.

(b)	Incentive Stock Options. An ISO is an Award in the form of an Option to purchase Common Stock that complies with the requirements of Code Section 422 or any successor section.

(i)

The aggregate fair market value (determined at the time of the grant of the Award) of the shares of Common Stock subject to ISOs which are exercisable by one person for the first time during a particular calendar year shall not exceed $100,000. To the extent that ISOs granted to a Participant exceed the limitation set forth in the preceding sentence, ISOs granted last shall be treated as NQSOs.

	(ii)	No ISO may be granted under this Plan on or after the tenth anniversary of the date this Plan is adopted or the date stockholders approve this Plan, whichever is earlier.

	(iii)	No ISO may be exercisable more than:

		(A)	in the case of a Participant who is not a Ten Percent Stockholder, within the meaning of Code Section 422, on the date the ISO is granted; ten (10) years after the date the ISO is granted; and

		(B)	in the case of a Participant who is a Ten Percent Stockholder, within the meaning of Code Section 422, on the date the ISO is granted, five (5) years after the date the ISO is granted.

	(iv)	The exercise price of any ISO shall be determined by the Committee and shall be no less than:

		(A)	in the case of a Participant who is not a Ten Percent Stockholder, on the date the ISO is granted, the fair market value of the Common Stock subject to the ISO on such date, and

		(B)	in the case of a Participant who is a Ten Percent Stockholder, on the date the ISO is granted, not less than 110 percent of the fair market value of the Common Stock subject to the ISO on such date.

	(v)	The Committee may provide that the option price under an ISO may be paid by one or more of the methods available for paying the option price of an NQSO.

7.  Stock Appreciation Rights

     An SAR is a right to receive, upon surrender of the right, but without payment, an amount payable in cash.

(i)

The amount payable with respect to each SAR shall be equal in value to the applicable percentage of the excess, if any, of the fair market value of a share of Common Stock on the exercise date over the exercise price of the SAR. The exercise price of the SAR shall be determined by the Committee and shall not be less than the fair market value of a share of Common Stock on the date the SAR is granted.

(ii)

In the case of an SAR granted in tandem with an ISO to a Participant who is a Ten Percent Stockholder on the date of such grant, the amount payable with respect to each SAR shall be equal in value to the applicable percentage of the excess, if any, of the fair market value of a share of Common Stock on the exercise date over the exercise price of the SAR, which exercise price shall not be less than 110% of the fair market value of a share of Common Stock on the date the SAR is granted.

(iii)	The Committee shall establish the applicable percentage and exercise price at the time the SAR is granted.

8.  Restricted Stock

     Restricted Stock is Common Stock of the Company that is issued to a Participant at a price determined by the Committee, which price per share may not be less than the par value of the Common Stock, and is subject to restrictions on transfer and/or such other restrictions on incidents of ownership as the Committee may determine.

9. Performance Awards

     A Performance Award granted under the Plan (i) may be denominated or payable in cash, Common Stock (including without limitation, Restricted Stock), other securities or other Awards and (ii) shall confer on the holder thereof the right to receive payments, in whole or in part, upon the achievement of such performance goals during such performance periods as the Committee shall establish. Subject to the terms of the Plan and any applicable Award agreement, the performance goals to be achieved during any performance period, the length of any performance period, the amount of any Performance Award granted and the amount of any payment or transfer to be made pursuant to any Performance Award shall be determined by the Committee.

10. Other Stock-Based Incentive Awards

     The Committee may from time to time grant Awards under this Plan that provide the Participant with the right to purchase Common Stock or that are valued by reference to the fair market value of the Common Stock (including, but not limited to, phantom securities or dividend equivalents). Such Awards shall be in a form determined by the Committee (and may include terms contingent upon a change of control of the Company), provided that such Awards shall not be inconsistent with the terms and purposes of the Plan. The Committee will determine the price of any Award and may accept any lawful consideration.

11. Price and Payment

     If the Shares are listed on a national securities exchange in the United States on any date on which the fair market value per Share is to be determined, the fair market value per Share shall be deemed to be the average of the high and low quotations at which such Shares are sold on such national securities exchange on such date. If the Shares are listed on a national securities exchange in the United States on such date but the Shares are not traded on such date, the fair market value per Share shall be determined as of the closest preceding date on which such exchange shall have been open for business and the Shares were traded. If the Shares are listed on more than one national securities exchange in the United States on the date any such Option is granted, the Committee shall determine which national securities exchange shall be used for the purpose of determining the fair market value per Share.

     If a public market exists for the Shares on any date on which the fair market value per Share is to be determined but the Shares are not listed on a national securities exchange in the United States, the fair market value per Share shall be deemed to be the mean between the closing bid and asked quotations for the Shares on such date, the fair market value per Share shall be deemed to be the mean between the closing bid and asked quotations in the over-the-counter market for the Shares on the closest date preceding such date for which such quotations are available.

     If no public market exists for the Shares on any date on which the fair market value per Share is to be determined, the Committee shall, in its sole discretion and best judgment, determine the fair market value of a Share.

     For purposes of this Plan, the determination by the Committee of the fair market value of a Share shall be conclusive.

     Upon the exercise of an Option, the Company shall cause the purchased Shares to be issued only when it shall have received the full purchase price for the Shares in cash or by certified check.

12. Exercise of Options

     Options granted under the Plan may be exercised by a Participant only while the Participant is and, continuously since the date the Option was granted, has been an employee of the Company or one of its subsidiaries, except that (i) if the Participant’s termination of employment is other than for deliberate, willful or gross misconduct, any Options held by the Participant may be exercised, to the extent then exercisable, for a period of three months after the date of such termination of employment; (ii) if such termination of employment is by reason of retirement or disability, any Options held by the Participant at the time of retirement or disability will be exercisable for a period of 12 months after the date of such termination of employment; (iii) in the event of death after termination of employment pursuant to (i) or (ii) above, the person or persons to whom the Participant’s rights are transferred by will or the laws of descent and distribution shall have a period of three years from the date of termination of the Participant’s employment to exercise any Options which the Participant could have exercised during such period; and (iv) in the event of the death of an Participant while employed, any Options then held by the Participant shall become fully and immediately exercisable and may be exercised by the person or persons to whom the Participant’s rights are transferred by will or the laws of descent and distribution for a period of three years after the Participant’s death. In no event, however, shall any Option be exercisable after the date specified in Section 5, as applicable.

     An Option granted hereunder shall be exercisable, in whole or in part, only by written notice delivered in person or by mail to the Secretary of the Company at its principal office, specifying the number of shares of Common Stock to be purchased and accompanied by payment thereof and otherwise in accordance with the option agreement pursuant to which the Option was granted.

13. Award Agreements

     Each Award granted under the Plan shall be evidenced by an Award agreement between the Participant to whom the Award is granted and the Company, setting forth the number of shares of Common Stock, SARs, or units subject to the Award and such other terms and conditions applicable to the Award not consistent with the Plan as the Committee may deem appropriate.

14. Tax Withholding

     The Committee may establish such rules and procedures as it considers desirable in order to satisfy any obligation of the Company or any subsidiary to withhold federal income taxes or other taxes with respect to any Award made under the Plan. Such rules and procedures may provide (i) in the case of Awards paid in shares of Common Stock, that the person receiving the Award may satisfy the withholding obligation by instructing the Company to withhold shares of Common Stock otherwise issuable upon exercise of such Award in order to satisfy such withholding obligation and (ii) in the case of an Award paid in cash, that the withholding obligation shall be satisfied by withholding the applicable amount and paying the net amount in cash to the Participant. The employer corporation may, in its discretion, hold the stock certificate to which such employee is entitled upon the exercise of an Option as security for the payment of such withholding tax liability, until sufficient payment of that liability has been accumulated.

15. Change of Control and Limited Rights

     For the purpose of the Plan, a “Change of Control” affecting the Company shall be deemed to have taken place upon (i) the acquisition by a third person, including a “group” as defined in Section 13(d)(3) and 14(d)(2) of the Exchange Act, of shares of the Company having 51% or more of the total number of votes that may be cast for the election of Directors of the Company; (ii) stockholder approval of a transaction for the acquisition of the Company, or substantially all of its assets by another entity or for a merger, reorganization, consolidation or other business combination to which the Company is a part; or (iii) the election during any period of 24 months or less of 50% or more of the Directors of the Company where such Directors were not in office immediately prior to such period provided, however, that no “Change of Control” shall be deemed to have taken place if the Directors of the Company in office on the date of adoption of the Plan, or their successors in office nominated by such Directors, affirmatively approve a resolution to such effect.

     In the event of a Change of Control affecting the Company, then, notwithstanding any provision of the Plan or of any provisions of any Award agreements entered into between the Company and any Participant to the contrary, all Awards that have not expired and which are then held by any Participant (or the person or persons to whom any deceased Participant’s rights have been transferred) shall, as of such Change of Control, become fully and immediately vested and exercisable and may be exercised for the remaining term of such Awards.

     A limited right may be awarded by the Committee in connection with any Option granted under the Plan with respect to all or some of the shares of Common Stock covered by such related Option. A limited right may be granted either at the time the Option is granted or thereafter at any time prior to the cancellation, exercise, forfeiture, termination or expiration of the Option. A limited right may be exercised only during the 60-day period beginning on a Change of Control of the Company. Notwithstanding the provisions of the immediately preceding sentences, no limited right may be exercised by a Participant who is subject to Section 16(b) of the Exchange Act, until the expiration of six months from the date of grant of the limited right.

     Upon the exercise of limited rights, the Participant shall receive in cash an amount equal to the product computed by multiplying (i) the excess of (a) the highest fair market value per share of Common Stock during the 60-day period ending on the date the limited right is exercised (or, if greater, the price offered for a share of Common Stock pursuant to a tender offer pending during such period) over (b) the Option price per share of Common Stock at which the related Option is exercisable by (ii) the number of shares of Common Stock with respect to which the limited right is being exercised. Notwithstanding the foregoing, in case of a limited right granted in respect of an ISO, the holder may not receive an amount in excess of such amount as will enable such Option to qualify as an ISO.

     Upon exercise of a limited right, such related Option and any related SAR shall cease to be exercisable to the extent of the shares of Common Stock with respect to which such limited right is exercised. Upon the exercise or termination of a related Option, the limited right with respect to such related Option shall terminate to the extent of the shares of Common Stock with respect to which the related Option was exercised or terminated.

16. Dilution or Other Adjustment

     If the Company is a party to any merger or consolidation, or undergoes any separation, reorganization or liquidation, the Board of Directors of the Company shall have the power to make arrangements, which shall be binding upon the holders of unexpired Awards, for the substitution of new Awards for, or the assumption by another corporation of, any unexpired Awards then outstanding hereunder. In the case of any ISO, such action shall be taken only in the manner and to the extent permitted by Sections 422 and 424 of the Code. In addition, in the event of a reclassification, stock split, combination of shares, separation (including a spin-off), dividend on shares of the Common Stock payable in stock, or other similar change in capitalization or in the corporate structure of shares of the Common Stock of the Company, the Committee shall conclusively determine the appropriate adjustment in the option prices of outstanding Options, in the number and kind of shares or other securities as to which outstanding Awards shall be exercisable, and in the aggregate number of shares with respect to which Awards may be granted. In the case of any ISO, any such adjustment in the shares or other securities subject to the ISO (including any adjustment in the Option price) shall be made in such manner as not to constitute a modification as defined by Section 424(h)(3) of the Code and only to the extent permitted by Sections 422 and 424 of the Code.

17. Assignability

     No Award granted under this Plan shall be sold, pledged, assigned or transferred other than by will or the laws of descent and distribution, and Awards shall be exercisable during a Participant’s lifetime only by the Participant.

18. Amendment or Termination

     The Board of Directors of the Company may at any time amend, suspend or terminate the Plan provided, however, that (i) no change in any Awards previously granted may be made without the consent of the holder thereof, (ii) no amendment (other than an amendment authorized by Section 15) may be made increasing the aggregate number of shares of the Common Stock with respect to which Awards may be granted, reducing the minimum option price at which Options may be granted, extending the maximum period during which Awards may be exercised or changing the class of employees eligible to receive Awards hereunder, without the approval of the holders of a majority of the outstanding voting shares of the Company.

19. General Provisions

     No Awards may be exercised by a Participant if such exercise, and the receipt of cash or stock thereunder, would be, in the opinion of counsel selected by the Company, contrary to law or the regulations of any duly constituted authority having jurisdiction over the Plan.

     Absence on leave approved by a duly constituted officer of the Company or any of its subsidiaries shall not be considered interruption or termination of service of any Participant for any purposes of the Plan or Awards granted thereunder, except that no Awards may be granted to a Participant while he or she is absent on leave.

     No Award recipient shall have any rights as a stockholder with respect to any shares subject to Awards granted to him or her under the Plan prior to the date as of which he or she is actually recorded as the holder of such shares upon the stock records of the Company.

     Nothing contained in the Plan or in Awards granted thereunder shall confer upon any Participant any right to continue in the employ of the Company or any of its subsidiaries or interfere in any way with the right of the Company or any of its subsidiaries to terminate his or her employment at any time.

     Any Award agreement may provide that stock issued upon exercise of any Awards may be subject to such restrictions, including, without limitation, restrictions as to transferability and restrictions constituting substantial risks or forfeiture as the Committee may determine at the time such Award is granted.

20. Effective Date

     The Plan shall become effective on the date of its adoption by the Board of Directors of the Company subject to approval of the Plan by the holders of a majority of the outstanding voting shares of the Company within 12 months after the date of the Plan’s adoption by said Board of Directors. In the event of the failure to obtain such stockholder approval, the Plan shall be null and void and the Company shall have no liability thereunder. No Award granted under the Plan shall be exercisable until such stockholder approval has been obtained.

21. Termination

     No Award may be granted under the Plan on or after the date which is ten (10) years following the effective date specified in Section 19, but Awards previously granted may be exercised in accordance with their terms.

22. Governing Law

     The Plan and such Options as may be granted thereunder and all related matters shall be governed by, and construed and enforced in accordance with, the laws of the State of Nevada, from time to time obtaining, without giving effect to conflict of law principles thereof. This Plan shall at all times be subject to all legal requirements relating to the administration of stock option plans, if any, under applicable Canadian federal and provincial, and United States federal and state securities laws, the Code, the rules of any applicable stock exchange or stock quotation system, and the rules of any foreign jurisdiction applicable to Awards granted to residents therein (collectively, the “Applicable Laws”).